EXHIBIT 99.1
Blue Hills Bancorp, Inc. Declares Increased Cash Dividend

On May 18, 2016, the Board of Directors of Blue Hills Bancorp, Inc. (NASDAQ:BHBK) declared an increase in its quarterly cash dividend on the common stock to $0.03 per share, up from $0.02 per share in the prior quarter, payable on June 15, 2016 to stockholders of record as of June 01, 2016.

ABOUT BLUE HILLS BANCORP
Blue Hills Bancorp, Inc., with corporate headquarters in Norwood MA, had assets of $2.2 billion at March 31, 2016 and operates 11 branch offices in Brookline, Dedham, Hyde Park, Milton, Nantucket, Norwood, West Roxbury, and Westwood, Massachusetts. Blue Hills Bank is a full service, community bank with its main office in Hyde Park, Massachusetts. The three branches in Nantucket, Massachusetts operate under the name, Nantucket Bank, a division of Blue Hills Bank. The Bank provides consumer and commercial deposit and loan products to Eastern Massachusetts through a growing branch network and eCommerce channels. The Bank offers commercial business and commercial real estate loans in addition to cash management services and commercial deposit accounts. The Bank also serves consumers through a full suite of consumer banking products including checking accounts, mortgage loans, equity lines of credit and traditional savings and certificate of deposit accounts. The Bank offers a wide array of online technologies, including online account opening and funding, online mortgage applications, online banking, mobile banking, bill pay and mobile deposits. Blue Hills Bank has been serving area residents for over 140 years. For more information about Blue Hills Bank, visit the Blue Hills web site at www.bluehillsbank.com.

Media and Investor Contact:
William Parent, 617-360-6520